SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported) September 14, 2010

Commission File Number	Registrant, State of Incorporation, Address of Principal Executive Offices and Telephone Number	I.R.S. employer Identification Number

1-08788	NV ENERGY, INC.	88-0198358
Nevada
6226 West Sahara Avenue
Las Vegas, Nevada 895146
(702) 402-5000

2-28348	NEVADA POWER COMPANY	88-0420104
d/b/a NV Energy
Nevada
6226 West Sahara Avenue
Las Vegas, Nevada 895146
(702) 402-5000
None

(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On September 14, 2010, Nevada Power Company d/b/a NV Energy (“Nevada Power”), a wholly-owned subsidiary of NV Energy, Inc., issued and sold $250 million of its 5.375% General and Refunding Mortgage Notes, Series X, Due 2040 (the “Series X Notes”). Nevada Power will pay interest on the Series X Notes on March 15 and September 15 of each year, beginning on March 15, 2011. The Series X Notes will mature on September 15, 2040. The Series X Notes were issued pursuant to a registration statement (No. 333-168984-02) previously filed with the Securities and Exchange Committee (“SEC”). Nevada Power filed a prospectus supplement with the SEC in connection with the issuance of the Series X Notes.
     The net proceeds from the issuance of the Series X Notes will be approximately $246.5 million, after deducting the underwriting discount and estimated expenses. Nevada Power intends to use approximately $230.6 million of the net proceeds from the sale of the Series X Notes to redeem (i) approximately $206 million aggregate amount of fixed rate unsecured tax-exempt local furnishing bonds and (ii) approximately $20 million aggregate amount of unsecured tax-exempt pollution control revenue bonds. The issuer intends to use the remaining net proceeds to repay amounts outstanding under its Revolving Credit Facility with Wells Fargo Bank, N.A.
     At any time prior to March 15, 2040, Nevada Power may redeem the Series X Notes at its option, either in whole or in part at a make-whole redemption price. At any time on or after March 15, 2040, Nevada Power may redeem the Series X Notes at its option, either in whole or in part, at a redemption price equal to 100% of the principal amount of the Series X Notes being redeemed. In each case, the redemption price will include accrued interest thereon to the date of redemption.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have each duly caused this report to be signed on their behalf by the undersigned, thereunto duly authorized.

NV Energy, Inc. (Registrant)
Date: September 14, 2010	By:	/s/ E. Kevin Bethel
E. Kevin Bethel
Chief Accounting Officer

Nevada Power Company (Registrant)
Date: September 14, 2010	By:	/s/ E. Kevin Bethel
E. Kevin Bethel
Chief Accounting Officer